Exhibit 99.3

INTRODUCTION

The following unaudited pro forma combined statements of operations for the three months ended March 31, 2012 and the year ended December 31, 2011 have been derived from our unaudited consolidated statement of operations for the three months ended March 31, 2012 and the audited consolidated statement of operations for the year ended December 31, 2011. Chief Gathering LLC’s unaudited statement of operations for the three months ended March 31, 2012 and audited statement of operations for the year ended December 31, 2011 were also used. The pro forma statements of operations give effect to the following events as if they occurred on January 1, 2011:

•

Our acquisition of 100% of the membership interest of Chief Gathering, LLC (“Chief Gathering”) from Chief E&D Holdings LP (“Chief Holdings”), for a base purchase price of approximately $1.0 billion payable in a combination of $800.0 million in cash and $200.0 million in a new class of limited partner interests in us (“Special Units”) subject to adjustment as provided in the purchase agreement relating to the Special Units. The Special Units are substantially similar to our common units, except that the Special Units, to be issued to Chief Holdings, will neither pay nor accrue distributions for six consecutive quarterly distributions commencing with the first quarterly distribution whose record date occurs after the date of the closing of the Purchase Agreement.

•

We expect to finance the cash portion of the purchase price for the Chief Gathering acquisition through a combination of committed equity and debt. The committed equity includes (i) a Class B unit purchase agreement with Riverstone V PVR Holdings, L.P. (the “Riverstone Investor”) to sell $400.0 million of Class B units, representing a new class of limited partner interests in us (the “Class B Units”), in a private placement to the Riverstone Investor, which Class B Units are substantially similar to our common units, except that, until they convert, we will pay distributions in respect to the Class B units through the issuance of additional Class B Units unless we elect to pay the distribution in cash and (ii) a common unit purchase agreement with the purchasers named therein to sell $180.0 million of our common units in a private placement to such purchasers (the “PIPE Transaction”). We will use the proceeds from the sale of the Class B Units and the common units in the PIPE Transaction to fund a portion of the cash purchase price for the Chief acquisition.

•

The $450.0 million debt offering of new unsecured Senior Notes (the “Senior Notes”) made pursuant to this offering memorandum and the use of the net proceeds therefrom to fund a portion of the cash purchase price for the Chief acquisition and repay a portion of the borrowings under our revolving credit facility (the “Revolver”).

The following unaudited pro forma combined balance sheet as of March 31, 2012, is based on Penn Virginia Resource Partners, L.P.’s unaudited consolidated balance sheet as of March 31, 2012 and gives effect to our acquisition of Chief Gathering as if such acquisition had occurred on March 31, 2012.

The unaudited pro forma combined financial statements should be read in conjunction with (i) the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2012, which is incorporated by reference into this document and (ii) the historical financial statements and related notes for Chief Gathering for the year ended December 31, 2011 and the three months ended March 31, 2012 and (iii) the accompanying notes to the unaudited pro forma combined financial statements. The pro forma information presented herein does not purport to be indicative of the financial position or results of operations that would have actually occurred had our acquisition of Chief Gathering occurred on the dates indicated.

PENN VIRGINIA RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2012

(in thousands, except per unit data)

	Historical PVR	Historical Chief Gathering	Pro Forma Adjustments		Pro Forma
Revenues
Natural gas midstream	$206,276	$9,135	$—		$215,411
Coal royalties	33,159	—	—		33,159
Other	6,982	—	—		6,982

Total revenues	246,417	9,135	—		255,552
Expenses
Cost of gas purchased	165,464	—			165,464
Operating	15,903	978	—		16,881
General and administrative	12,044	1,243	—		13,287
Impairments	124,845	—	—		124,845
Depreciation and amortization	23,853	2,656	9,532	(A)	36,041

Total expenses	342,109	4,877	9,532		356,518

Operating income (loss)	(95,692)	4,258	(9,532)		(100,966)
Other income (expense)
Interest expense	(9,817)	(400)	(9,516	)(B)	(19,733)
Derivatives	(4,951)	—	—		(4,951)
Other	116	4	—		120

Net income (loss)	$(110,344)	$3,862	$(19,048)		$(125,530)

Net income per limited partner unit, basic and diluted	$(1.39)		(C	)	$(1.03)

Weighted average number of units outstanding, basic	79,301		(C	)	121,369
Weighted average number of units outstanding, diluted	79,340		(C	)	121,408

The accompanying notes are an integral part of the Unaudited Pro Forma Combined Statement of Operations.

PENN VIRGINIA RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

For the year ended December 31, 2011

(in thousands, except per unit data)

	Historical PVR	Historical Chief Gathering	Pro Forma Adjustments		Pro Forma
Revenues
Natural gas midstream	$965,211	$22,406	$—		$987,617
Coal royalties	162,915	—	—		162,915
Other	31,849	—	—		31,849

Total revenues	1,159,975	22,406	—		1,182,381
Expenses
Cost of gas purchased	817,937	—	—		817,937
Operating	57,611	3,611	—		61,222
General and administrative	41,480	4,820	12,550	(D)	58,850
Impairments	—	—	—		—
Depreciation and amortization	89,376	7,756	40,994	(E)	138,126

Total expenses	1,006,404	16,187	53,544		1,076,135

Operating income	153,571	6,219	(53,544)		106,246
Other income (expense)
Interest expense	(44,287)	(512)	(39,231	)(F)	(84,030)
Derivatives	(13,442)	—	—		(13,442)
Other	501	6	—		507

Net income	$96,343	$5,713	$(92,775)		$9,281
Net loss (income) attributable to noncontrolling interests	664		—		664
Net income attributable to Penn Virginia Resource Partners, L.P.	$97,007	$5,713	$(92,775)		$9,945

Net income per limited partner unit, basic and diluted	$1.45		(G	)	$0.09
Weighted average number of units outstanding, basic	66,342		(G	)	107,331
Weighted average number of units outstanding, diluted	66,342		(G	)	107,331

The accompanying notes are an integral part of the Unaudited Pro Forma Combined Statement of Operations.

PENN VIRGINIA RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

MARCH 31, 2012

(in thousands)

	Historical PVR	Chief Acquisition Adjustments		Senior Notes Offering		Pro Forma As Adjusted
Assets
Current assets
Cash and cash equivalents	$7,530	$-		$-		$7,530
Accounts receivable, net of allowance for doubtful accounts	89,540	5,391	(H)	-		94,931
Other current assets	5,273	-		-		5,273

Total current assets	102,343	5,391		-		107,734

Property, plant and equipment	1,674,677	375,000	(H)	-		2,049,677
Accumulated depreciation, depletion and amortization	(411,921)	-		-		(411,921)

Net property, plant and equipment	1,262,756	375,000		-		1,637,756

Equity investments	88,503	-		-		88,503
Intangible assets	14,654	450,000	(H)	-		464,654
Goodwill	-	200,000	(H)	-		200,000
Other long-term assets	42,927	2,700	(I)	12,150	(L)	57,777

Total assets	$1,511,183	$1,033,091		$12,150		$2,556,424

Liabilities and Partners’ Capital
Current liabilities
Accounts payable and accrued liabilities	$112,755	$1,289	(H)	$-		$114,044
Deferred income	3,349	-		-		3,349
Derivative liabilities	13,499	-		-		13,499

Total current liabilities	129,603	1,289		-		130,892

Deferred income	11,319	-		-		11,319
Other liabilities	21,060	-		-		21,060
Senior notes - 8.25%	300,000	-		-		300,000
New Senior Notes	-	-		450,000	(M)	450,000
Revolving credit facility	617,000	266,152	(J)	(437,850	)(N)	445,302
Partners’ capital
Common units	431,605	765,650	(K)	-		1,197,255
Accumulated other comprehensive income	596	-		-		596

Total partners’ capital	432,201	765,650		-		1,197,851

Total liabilities and partners’ capital	$1,511,183	$1,033,091		$12,150		$2,556,424

The accompanying notes are an integral part of the Unaudited Pro Forma Combined Statement of Operations.

PENN VIRGINIA RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation and Transactions

The unaudited pro forma combined financial statements are based on certain assumptions and do not purport to be indicative of the results which actually would have been achieved if the acquisition of Chief Gathering, LLC (“Chief Gathering”) had been consummated on the dates indicated or results which may be achieved in the future. The purchase accounting adjustments made in connection with the development of the unaudited pro forma combined financial statements are preliminary and have been made solely for purposes of presenting such pro forma financial information.

It has been assumed that for purposes of the unaudited pro forma combined statement of operations and statement of income that the following transactions occurred on January 1, 2011, and for purposes of the unaudited pro forma combined balance sheet, the following transactions occurred on March 31, 2012. The unaudited pro forma combined statements of operations for the three months ended March 31, 2012 and the statement of income for the year ended December 31, 2011, combine the results of operations of Penn Virginia Resources Partners, L.P. (“PVR”) and Chief Gathering for the three months ended March 31, 2012 and for the year ended December 31, 2011, after giving effect to the pro forma adjustments. The unaudited pro forma combined balance sheet data adjusts the March 31, 2012 balance sheet of PVR for the acquisition of Chief Gathering using the purchase method of accounting. The pro forma financial statements reflect the closing of the following transactions:

•

The acquisition of Chief Gathering for a purchase price of $1.0 billion consisting of $200.0 million of equity consideration in the form of Special Common Units (“Special Units”) issued to Chief Gathering that will not receive distributions for the six quarters post-closing, at which time they will convert to Common Units on a one-for-one basis. The Special Units will be issued at a discount equal to six times the quarterly distribution paid during the first quarter of 2011;

•

The unit purchase agreement with (i) Riverstone V PVR Holdings, L.P. (the “Riverstone Investor”) to sell $400.0 million of Class B Units, representing a new class of limited partner interests in us (the “Class B Units”), in a private placement to the Riverstone Investor, which Class B Units are substantially similar to our common units, except that, until they convert, we will pay distributions in respect to the Class B units through the issuance of additional Class B Units unless we elect to pay the distribution in cash and (ii) a common unit purchase agreement with the purchasers named therein to sell $180.0 million of our common units in a private placement to such purchasers (the “PIPE Transaction”); and

•

The $450.0 million debt offering of new unsecured Senior Notes (the “Senior Notes”) made pursuant to this offering memorandum and the use of the net proceeds therefrom to fund a portion of the cash purchase price for the Chief acquisition and repay a portion of the borrowings under our revolving credit facility (the “Revolver”).

The unaudited pro forma combined financial information included herein does not give effect to any potential revenue enhancements, cost reductions or other operating efficiencies that could result from the Chief acquisition, including but not limited to, (i) the reduction of corporate overhead and operating costs, (ii) the elimination of duplicate functions, (iii) enhanced revenue opportunities and (iv) increased operational efficiencies through the adoption of best practices and capabilities from each company.

Pro Forma Adjustments to Statement of Income

(A)

Reflects the additional depreciation and amortization based on the estimated fair value allocated to property, plant, and equipment and intangible assets. We have estimated the fair value of the tangible assets at $375.0 million and a useful life of the gathering system of 20 years. We have estimated the fair value of the intangible assets at $450.0 million and a useful life of the contracts and customer relationship asset of 15 years. The assets and liabilities of Chief are currently being appraised and the purchase price is subject to closing adjustments. Therefore, the final allocation of value could be materially different than our current estimates.

(B)	Reflects the pro forma adjustment to interest expense applicable to PVR for the three months ended March 31, 2011 as follows (in thousands):

Chief historical interest expense	$400
$450 million Senior Notes at an assumed rate of 8.5%	(9,563)
Amortization of Senior Notes debt issuance costs	(287)
Amortization of incremental Revolver amendment debt issuance costs	(66)

Pro forma adjustment to interest expense	$(9,516)

(C)	Reflects net income per limited partner unit, basic and diluted, adjusted for the pro forma change in results of operations and increase in weighted average units outstanding related to the Special units and committed equity transactions (the Class B Units and the PIPE Transaction). All new equity is considered participating securities and would dilute the number of units outstanding.

(D)	Reflects acquisition costs, including costs for alternative financing, opinion fees, legal and other due diligence costs.

(E)	Reflects the additional depreciation and amortization based on the estimated fair value allocated to property, plant, and equipment and intangible assets. We have estimated the fair value of the tangible assets at $375.0 million and a useful life of 20 years. We have estimated the fair value of the intangible assets at $450.0 million and a useful life of the contracts and customer relationship asset of 15 years. The assets and liabilities of Chief are currently being appraised and the purchase price is subject to closing adjustments. Therefore, the final allocation of value could be materially different than our current estimates.

(F)	Reflects the pro forma adjustment to interest expense. A portion of the Revolver debt issuance costs was written off due to a change in the bank syndication group. Our adjustment applicable to PVR for the year ended December 31, 2011 follows (in thousands):

Chief historical interest expense	512
$450 million Senior Notes at an assumed rate of 8.5%	(38,250)
Amortization of Senior Notes debt issuance costs	(1,088)
Amortization of incremental Revolver amendment debt issuance costs	(252)
Proportionate write off of Revolver debt issuance costs	(153)

Pro forma adjustment to interest expense	(39,231)

(G)	Reflects net income per limited partner unit, basic and diluted, adjusted for the pro forma change in results of operations and increase in weighted average units outstanding related to the Special Units and committed equity transactions (the Class B Units and the PIPE Transaction). All new equity is considered participating securities and would dilute the number of units outstanding.

Pro Forma Adjustments to Balance Sheet

(H)

Reflects adjustments of the preliminary pro forma allocation of the Chief acquisition purchase price as of March 31, 2012 using the purchase method of accounting. The assets and liabilities of Chief are currently being appraised and the purchase price is subject to closing adjustments. Closing adjustments estimated at $25.0 million include capital reimbursement, results of operations from the effective date to closing, working capital amounts, and fair value adjustments related to the Special Units. Therefore, the final allocation of value could be materially different than our current estimates. The following is a calculation of the allocation of the purchase price to the assets acquired and liabilities assumed based on estimated fair values (in thousands):

Cash and equity consideration paid for Chief	$1,025,000
Plus: working capital assets acquired	5,391
Less: working capital liabilities assumed	(1,289)

Total purchase price adjusted for working capital	$1,029,102

Fair value of assets acquired:
Accounts receivable	$5,391
PP&E - tangible assets	375,000
Intangible assets	450,000
Goodwill	200,000
Accounts payable	(1,289)

Total fair value of assed acquired and liabilities assumed	$1,029,102

(I)	Reflects capitalized debt issuance costs related to a Revolver amendment. In connection with the Chief acquisition, we entered into an amendment to the Revolver, to allow for certain modifications to facilitate the Chief acquisition. Specifically, the Revolver Amendment modifies certain covenants in our Revolver, including, but not limited to, covenants relating to permitted indebtedness, permitted liens and certain financial covenants, in order to permit us to obtain a bridge loan commitment and to incur other indebtedness in order to finance the Chief acquisition.

(J)	Reflects the net impact on the Revolver from committed equity issuance proceeds, offset by the purchase price and other related Chief acquisition costs:

Proceeds:
PIPE Transaction	$(180,000)
Riverstone Class B Units	(400,000)
Value received for Special Units to Chief	(200,000)

Gross proceeds and value received	$(780,000)
Use of proceeds:
Total purchase price adjusted for working capital	1,029,102
Revolver amendment debt issuance costs	2,700
PIPE Transaction fee	1,800
Acquisition costs, including costs for merger, legal and other due diligence	12,550

Net impact on Revolver	$266,152

(K)	Reflects the net impact on Partners’ Capital related to the issuance of Special Units, committed equity and acquisition costs:

Common units:
PIPE Transaction, net of fees	$178,200
Riverstone Class B Units	400,000
Chief Special Units	200,000	(1)
Retained earnings:
Acquisition costs, including costs for merger, legal and other due diligence	(12,550)

	$765,650

(1)	The ultimate fair value of the Special Units will not be determined until the closing of the Chief Acquisition. Therefore, the final allocation of value could be materially different than our current estimate.

(L)	Reflects capitalized debt issuance costs related to the new unsecured Senior Notes.

(M)	Reflects proceeds from the issuance of the new unsecured $450.0 million Senior Notes.

(N)	Reflects the use of proceeds from the issuance of the new unsecured $450.0 million Senior Notes. A portion of the proceeds will be used to finance the Chief Acquisition and a portion used to pay down the Revolver, net of the related debt issuance costs.